PROMISSORY NOTE


U.S. $1,350,000.00                DALLAS, TEXAS                 December 4, 1998


         FOR VALUE RECEIVED, the undersigned, AGGREKO INC., a Louisiana corporation ("Maker"), unconditionally promises to pay to the order of TOWER TECH, INC., an Oklahoma corporation ("Holder"), the principal sum of One Million Three Hundred and Fifty Thousand Dollars ($1,350,000.00), in lawful money of the United States and in immediately available funds, together with accrued but unpaid interest, on the outstanding principal balance, in like money and funds, at the rate per annum and on the dates provided below (provided that the interest payable shall not exceed the Maximum Rate (as hereinafter defined)).

         1. Asset Purchase Agreement. This Note has been executed and delivered pursuant to that certain Asset Purchase Agreement dated as of December 4, 1998 by and between Maker and Holder (the "Agreement"), pursuant to which Holder has sold to Maker the Acquired Assets. The capitalized terms used in this Note which are not defined herein shall have the meanings ascribed to such terms in the Agreement.

         2. Interest. The unpaid principal balance of the outstanding balance hereunder shall bear interest at the lesser of (i) the prime rate announced from time to time by Citibank, N.A. (New York, N.Y. office), plus one percent (1%) per annum, and (ii) the maximum rate per annum permitted by applicable law (the "Maximum Rate"). All past-due principal under this Note shall bear interest at the lesser of (i) eighteen percent (18%) per annum, and (ii) the Maximum Rate. Interest paid or agreed to be paid shall not exceed the maximum amount permissible under the applicable laws of the United States or the State of Texas and, in any contingency whatsoever, if Holder shall receive anything of value deemed interest under such laws which would exceed the amount of interest permissible under those laws, the excessive interest shall be applied first to the reduction of unpaid principal outstanding under this Note and the remainder of such excessive interest shall then be refunded to Maker if such excessive interest exceeds unpaid principal. All interest paid or agreed to be paid under this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the Maximum Rate. Interest shall be computed on the per annum basis of a year of 360 days and for the actual number of days (including the first but excluding the last day) elapsed.

         3. Payment of Principal and Interest. The outstanding principal balance of this Note, together with accrued interest thereon, shall be due and payable on December 4, 1999.

         4. Prepayment. This Note may be prepaid at any time, in whole or in part, without premium or penalty, at the option of Maker.



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         5.  Transfer.  Holder may not sell,  transfer,  pledge,  hypothecate or otherwise dispose of this Note or any interest herein without the prior written approval of Maker, which may be granted or denied by Maker in its sole discretion.

         6. Events of Default. For purposes of this Note, an "Event of Default" shall mean:

                  (a) Failure by Maker to pay any principal or interest on this Note, or any renewal, extension, modification or rearrangement hereof, when due or declared due; or

                  (b) Filing by Maker of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or consenting to, approving of or acquiescing in any such petition or proceeding; the application by Maker for, or the appointment by consent or acquiescence of, a receiver or trustee for Maker or for all or a substantial part of the assets of Maker; the making by Maker of an assignment for the benefit of creditors; or the inability of Maker or admission by Maker, in writing, of its inability to pay its debts as they mature (the term "acquiescence" as used in this Section 6(b) shall mean the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment of a receiver or trustee); or

                  (c) Filing of an involuntary petition against Maker in bankruptcy seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the involuntary appointment of a receiver or trustee for Maker or for all or a substantial part of the assets of Maker, and such appointment remains unvacated for a period of sixty (60) days or unopposed for a period of ten (10) days from such appointment; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the assets of Maker and such warrant remains unbonded or undismissed for a period of fifteen (15) days from notice to Maker of its issuance.

         7. Acceleration. Upon the occurrence of any Event of Default set forth in Section 6, Holder may (but only if Maker has not cured such Event of Default to Holder's reasonable satisfaction within fifteen (15) days after written notice of such Event of Default is sent by Holder to Maker), in Holder's sole and absolute discretion and upon Maker's receipt of written notice to such effect, declare the principal of and interest accrued but unpaid under this Note, if any, to be forthwith due and payable, whereupon the same shall become due and payable without any presentment, acceleration, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration or notice of any kind, all of which are hereby waived.

         8. Surrender. Upon payment in full of the principal amount, this Note shall be surrendered by Holder to Maker for cancellation.



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                                                         -4-
         9. Right of Offset. As provided in Article X of the Agreement, Maker shall have the right to withhold payment and to offset against any amount due hereunder the amount of any indemnification obligation of Holder. Should Maker elect to exercise such right of offset, payment of principal of, or interest on, this Note, shall immediately be reduced by the amount so offset and the amount of interest due hereunder shall be reduced by the amount of interest that has accrued on the amount of any principal so offset from the date Maker shall notify Holder of such indemnification obligation. The exercise of this right of offset shall be deemed a payment of principal of, or interest on, this Note, in the amount of the offset, and in no event shall the exercise of this right of offset ever be deemed nonpayment of principal of, or interest on, this Note.

         10. Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be delivered to the following addresses:

         If intended for Holder, to:

         Tower Tech, Inc.
         11935 South I-44 Service Road
         P.O. Box 1838
         Oklahoma City, OK 73173
         Attn: Harold D. Curtis, Chief Executive Officer

         If intended to Maker, to:

         Aggreko Inc.
         4607 W. Admiral Doyle Drive
         New Iberia, LA 70580
         Attn: Terry Dressel,Vice President Finance

or to such other person or address as either party shall designate to the other from time to time in writing forwarded in like manner. All such notices, requests, consents and demands shall be in writing and deemed to have been given or made when (i) delivered personally; (ii) sent by first-class U.S. mail, postage prepaid; or (iii) sent by overnight courier, guaranteeing two-day delivery.

         11. Waiver. No waiver or consent by Holder with respect to any act or omission of Maker on one occasion shall constitute a waiver or consent with respect to any other act or omission by Maker on the same or any other occasion, and no failure on the part of Holder to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Holder of any right hereunder preclude any other further right of exercise thereof or the exercise of any other right.

         12. Parties in Interest. All covenants and agreements contained in this Note shall bind and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties hereto, except that neither Holder nor Maker may assign its rights hereunder without the prior written consent of the other party.


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         13.  Governing  Law.  THIS NOTE SHALL BE GOVERNED BY AND  CONSTRUED AND
ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

         14. Jurisdiction and Venue. Any jurisdictional proceeding brought by or against any of the parties to this Note, on any dispute arising out of this Note or any matter related hereto shall be brought in the courts of Dallas County, State of Texas, and, by execution and delivery of this Note, each of the parties to this Note accepts for itself the exclusive jurisdiction and venue of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note after exhaustion of all appeals (or by the appropriate appellate court if such appellate court renders judgment).

         15. Severability. If any provision of this Note is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Note, such provision shall be fully severable; this Note shall be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part hereof and this Note shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Note.

         16. Modification. No modification or waiver of any provision of this Note shall be effective unless such modification or waiver shall be in writing and executed by both Holder and Maker.

         17. No Demand, Presentment. Except as provided in Section 7 hereof, the undersigned and all parties now or hereafter liable for the payment hereof, whether as endorser, guarantor, surety or otherwise, severally waive demand, presentment for payment, notice of dishonor, notice of intention to demand or accelerate payment hereof, protest and notice of protest and diligence on collecting or bringing suit against any party hereof, and agree to all extensions, renewals, indulgences, releases or changes which from time to time may be granted by Holder and to all partial payments hereon, with or without notice, before or after maturity.

         18. Attorneys' Fees. If this Note is placed in the hands of an attorney for collection, or if it is collected through bankruptcy or other judicial proceedings, Maker agrees to pay all expenses of collection, including, but not limited to, attorneys' fees, incurred by the Holder.


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         IN WITNESS  WHEREOF,  Maker has caused  this Note to be executed in its corporate name by a duly authorized representative as of the date first set forth above.



MAKER:                         AGGREKO INC.



                               By: ss/GEORGE P. WALKER
                                   ----------------------------
                                   Printed Name: George P. Walker
                                   Title: Executive Vice President


                                By:ss/TERREL P. DRESSEL, JR.
                                   -----------------------------------
                                   Printed Name: Terrel P. Dressel, Jr.
                                   Title: Vice President Finance